SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration Under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension
                          of Duty to File Reports Under
                          Sections 13 and 15(d) of the
                           Securities Exchange Act of
                                      1934.

                          Commission File No.:001-14898

                      ROSEDALE DECORATIVE PRODUCTS LIMITED
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                              184 Courtland Avenue
                        Concord, Ontario, Canada, L4K 4L3
                              Tel.: (905) 669-8909
--------------------------------------------------------------------------------
                   (Address, including ZIP code, and telephone
                         number, including area code of
                        registrant's principal executive
                                    offices)

                                      None
--------------------------------------------------------------------------------
                    (Title of all other classes of securities
                     for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]    Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)   [ ]    Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii)  [ ]    Rule 15d-6           [ ]
          Rule 12h-3(b)(1)(i)   [ ]

     Approximate number of holders of record as of the certification or notice date: 52

     Pursuant to the requirements of the Securities Exchange Act of 1934, Rosedale Decorative Products Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.





Date:  January 25, 2006                By /s/ Sidney Ackerman
                                       ------------------------
                                       Name: Sidney Ackerman
                                       Title: President